SEC File No. 333-59142
                                                Filed pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT NO. 1
(To prospectus dated July 16, 2001)

                            COX COMMUNICATIONS, INC.
                              CLASS A COMMON STOCK

     This prospectus supplement no. 1 supplements and amends the prospectus dated July 16, 2001, relating to the resale of Cox Communications' Class A common stock deliverable upon exchange of 2% exchangeable senior notes due 2021 issued by Cox Enterprises, Inc.

     The table and footnotes on pages 9 through 13 of the prospectus set forth information with respect to the selling stockholders and the shares of Class A common stock beneficially owned by each selling stockholder that may be offered pursuant to the prospectus. This prospectus supplement amends the table in the prospectus by (i) adding Bank Austria Cayman Island Ltd., Black Diamond Offshore Ltd., Double Black Diamond Offshore LDC, HSBC Ttee Zola Managed Trust, Lyxor MasterFund, Ramius Capital Group, Victory Capital Management and Worldwide Transactions Ltd. (ii) deleting Key Asset Management, Inc. and (iii) replacing the information contained in the table for AIG SoundShore Holdings Ltd., AIG SoundShore Opportunity Holding Fund Ltd., AIG SoundShore Strategic Holding Fund Ltd., The Allstate Corporation, GLG Market Neutral Fund, R2 Investments, LDC, Salomon Smith Barney Inc., Zola Partners, L.P. and the category "Any other holder of exchangeable notes or future transferee, pledgee, donee or successor of any such other holder" with the corresponding information set forth below.


                                                        Shares of Class A
                                                             Common Stock                        Shares of Class A
                                                       Beneficially Owned    Shares of Class A  Common Stock Owned
                                                                    Prior         Common Stock               After
Selling Stockholder                                           to Offering       Offered Hereby        the Offering
-------------------                                           -----------       --------------        ------------
AIG SoundShore Holdings Ltd.(1)....................               120,121              120,121                   0
AIG SoundShore Opportunity Holding Fund Ltd.(2)....                22,749               17,749               5,000
AIG SoundShore Strategic Holding Fund Ltd.(3)......                10,732               10,732                   0
The Allstate Corporation(4)..........................             192,891               84,208             108,683
Bank Austria Cayman Island Ltd. .....................              49,534               49,534                   0
Black Diamond Offshore Ltd.(5).....................                13,126               13,126                   0
Double Black Diamond Offshore LDC(6)...............                66,194               66,194                   0
GLG Market Neutral Fund(7).........................               313,981              290,354              23,627
HSBC Ttee Zola Managed Trust(8)....................                16,524                8,255               8,269
Lyxor MasterFund(9)................................                23,612                8,255              15,357
R2 Investments, LDC(10)............................               866,261              511,856             354,405
Raimus Capital Group.................................              16,511               16,511                   0
Salomon Smith Barney Inc.(11)........................             775,114              550,658             224,456
Victory Capital Management(12).......................             100,135               61,505              38,630
Worldwide Transactions Ltd.(13)....................                 3,236                3,236                   0
Zola Partners, L.P.(14)............................                34,231               16,511              17,720
Any other holder of exchangeable notes or future
  transferee, pledgee, donee or successor of any
  such other holder(15)..............................           1,170,190            1,170,190                   0

  -----------
       footnotes on following page

     The prospectus, together with this prospectus supplement no. 1, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Class A common stock deliverable upon exchange of the notes.

     Prospective investors should carefully review "Risk Factors" beginning on page 3 of the prospectus for a discussion of risks that should be considered when investing in our Class A common stock.

     Neither the  Securities and Exchange  Commission  nor any state  securities commission has approved or  disapproved  of these  securities or passed upon the
adequacy  or  accuracy  of  this  prospectus   supplement  or  any  accompanying
prospectus. Any representation to the contrary is a criminal offense.

            The date of this prospectus supplement is August 1, 2001.


(1)  AIG SoundShore Holdings Ltd. holds 25,000 of our FELINE PRIDES.

(2)  AIG  SoundShore  Opportunity  Holding Fund Ltd.  holds 13,550 of our FELINE
     PRIDES and call options covering 5,000 shares of the Class A common stock.

(3)  AIG  SoundShore  Strategic  Holding  Fund Ltd.  holds  10,850 of our FELINE
     PRIDES.

(4)  The  Allstate  Corporation  is the  parent  company of  Allstate  Insurance
     Company,  which is the parent company of Allstate Life  Insurance  Company.
     Allstate Insurance Company holds $3,950,000 principal amount at maturity of our  Convertible  Senior Notes due 2021.  Allstate Life  Insurance  Company
     holds  $5,250,000  principal  amount at maturity of our Convertible  Senior
     Notes  due 2021 and  $5,100,000  principal  amount  at  maturity  of our 2%
     Exchangeable  Senior Notes due 2021. Of the shares  listed as  beneficially owned  prior to the  offering,  46,663  shares of Class A common  stock are beneficially  owned by Allstate  Insurance  Company  and 146,228  shares of
     Class A common  stock are  beneficially  owned by Allstate  Life  Insurance
     Company.  Of the shares  listed as  beneficially  owned after the offering,
     46,663 shares are issuable to Allstate  Insurance Company and 62,020 shares are issuable to Allstate  Life  Insurance  Company upon  conversion  of our
     Convertible  Senior  Notes due 2021,  and  these  notes and the  underlying
     shares  of  Class  A  common  stock  are  covered  by  a  separate   resale
     registration  statement.  In addition,  Allstate  Insurance  Company  holds
     44,000 of our  FELINE  PRIDES  and  63,500  of our  PRIZES.  Allstate  Life
     Insurance Company holds $5,000,000  principal amount of our 7.75% Notes due
     2006, $12,500,000 principal amount of our 7.50% Notes due 2004, $10,000,000 principal amount of our 7.75% Notes due 2010,  $12,850,000 principal amount at maturity of our Exchangeable  Subordinated  Discount Debentures due 2020
     (which are  exchangeable for shares of Sprint PCS common stock we hold) and
     3,500 of our Premium PHONES.

(5) Black Diamond Offshore Ltd. holds $3,397,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold).

(6) Double Black Diamond Offshore LDC holds $15,742,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020
     (which are exchangeable for shares of Sprint PCS common stock we hold).

(7) Of the shares listed as beneficially owned prior to and after the offering, 23,627 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement.

(8) Of the shares listed as beneficially owned prior to and after the offering, 8,269 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement. In addition, HSBC Ttee Zola Managed Trust holds
     51,000 of our FELINE PRIDES.

(9) Of the shares listed as beneficially owned prior to and after the offering, 15,357 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement. In addition, Lyxor MasterFund holds 51,000 of our FELINE PRIDES.

(10) Of the shares listed as beneficially owned prior to and after the offering, 354,405 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement. In addition, R2 Investments LDC holds $52,000,000 principal amount at maturity of our Exchangeable Subordinated Discount
     Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold) and 451,000 of our FELINE PRIDES.

(11) Of the shares listed as beneficially owned prior to and after the offering, 28,352 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement. Salomon Smith Barney Inc. is a market-maker in our Class A common stock and has performed various financial advisory and investment banking services from time to time for us and our affiliates, including acting as an initial purchaser of the Cox Enterprises notes.

                                       i

(12) Of the shares listed as beneficially owned prior to and after the offering, 38,630 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement.

(13) Worldwide Transactions Ltd. holds $861,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold).

(14) Of the shares listed as beneficially owned prior to and after the offering, 17,720 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement. In addition, Zola Partners. L.P. holds 145,600 of our FELINE PRIDES.

(15) We may from time to time include additional selling stockholders and information about such selling stockholders' plans of distribution in future supplements to this prospectus, if required. The amounts provided assume that any other holders of Cox Enterprises notes, or any future transferees, pledgees, donees or successors of or from any such holders of Cox Enterprises notes, do not beneficially own any Class A common stock other than the Class A common stock deliverable upon exchange of the Cox
     Enterprise notes.

                                       ii

     The following table sets forth, as of July 31, 2001, information regarding the beneficial ownership of our common stock by the selling stockholders. The information is based on information provided by or on behalf of the selling stockholders through July 31, 2001.

                                                        Shares of Class A
                                                             Common Stock                        Shares of Class A
                                                       Beneficially Owned    Shares of Class A  Common Stock Owned
                                                                    Prior         Common Stock               After
Selling Stockholder(1)                                     to Offering(2)    Offered Hereby(3)     the Offering(4)
---------------------                                  ------------------    ------------------ ------------------

APTRA Health Fund..................................                 5,944                5,944                   0
AIG SoundShore Holdings Ltd.(5)....................               120,121              120,121                   0
AIG SoundShore Opportunity Holding Fund Ltd.(6)....                22,749               17,749               5,000
AIG SoundShore Strategic Holding Fund Ltd.(7)......                10,732               10,732                   0
The Allstate Corporation(8)........................               192,891               84,208             108,683
Bank Austria Cayman Island Ltd. ...................                49,534               49,534                   0
Bear, Stearns & Co., Inc.(9).......................               110,003               94,941              15,062
Black Diamond Offshore Ltd(10).....................                13,126               13,126                   0
B.P. Amoco.........................................                16,511               16,511                   0
Citadel Equity Fund Ltd............................                37,150               37,150                   0
D.E. Shaw Investments, L.P.(11)....................               186,461              115,580              70,881
D.E. Shaw Valence, L.P.(12)........................               745,846              462,322             283,524
Deutsche Banc Alex Brown...........................               247,672              247,672                   0
Double Black Diamond Offshore LDC(13)..............                66,194               66,194                   0
GLG Market Neutral Fund(14)........................               313,981              290,354              23,627
Granville Capital Corporation(15)..................               200,637              115,580              85,057
HighBridge International LLC(16)...................             1,139,523              288,951             850,572
HSBC Ttee Zola Managed Trust(17)...................                16,524                8,255               8,269
Jackson Investment Fund Ltd........................                28,895               28,895                   0
JMG Capital Partners, LP...........................                90,813               90,813                   0
JMG Triton Offshore Fund, Ltd......................                57,790               57,790                   0
LB Series Fund, Inc., Income Portfolio No. RF02(18)                39,627               39,627                   0
Lutheran Brotherhood(19)...........................                99,069               99,069                   0
Lutheran Brotherhood Income Fund(20)...............                23,941               23,941                   0
Lutheran Brotherhood Limited Maturity Growth Fund..                 2,476                2,476                   0
Lyxor MasterFund(21)...............................                23,612                8,255              15,357
Mainstay Convertible Fund..........................                87,510               87,510                   0
Mainstay Strategic Value Fund......................                 4,953                4,953                   0
Mainstay VP Convertible Fund.......................                19,813               19,813                   0
New York Life Separate Account No. 7...............                13,209               13,209                   0
Nomura Securities International Inc................               669,560              660,460               9,100
Quattro Fund, Ltd.(22).............................                74,974               24,767              50,207
R2 Investments, LDC(23)............................               866,261              511,856             354,405
Raimus Capital Group...............................                16,511               16,511                   0
Salomon Smith Barney Inc.(24)......................               775,114              550,658             224,456
TD Securities (USA) Inc.(25).......................               424,423              306,288             118,135
TQA Master Fund, Ltd...............................                49,534               49,534                   0
TQA Master Plus Fund, Ltd..........................                74,301               74,301                   0
UBS AG London Branch...............................             1,296,152            1,296,152                   0
Value Line Convertible Fund, Inc.(26)..............                24,780               16,511               8,269
Van Kampen Harbor Fund(27).........................               204,082              204,082                   0
Victory Capital Management(28).....................               100,135               61,505              38,630
White River Securities, LLC(29)....................               110,003               94,941              15,062
Worldwide Transactions Ltd.(30)....................                 3,236                3,236                   0
Zola Partners, L.P.(31)............................                34,231               16,511              17,720
Any other holder of exchangeable notes or future
  transferee, pledgee, donee or successor of any
  such other holder(32)............................             1,170,190            1,170,190                   0

                                       1

-----------

(1) Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

(2) The exchange price (initially $60.56 per share) and the number of shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are subject to change under certain circumstances described in the indenture governing the notes. The indenture governing the Cox Enterprises notes also provides that if any fractional shares of Class A common stock are deliverable upon exchange, Cox Enterprises will pay cash in lieu of such fractional shares and accordingly, the number of shares listed in the table have been rounded down.

(3) Assumes that the full amount of Cox Enterprises notes held by a selling stockholder is exchanged for shares of Class A common stock and offered hereunder by that selling stockholder. Since Cox Enterprises has the right to pay cash in lieu of delivering shares upon exchange, there can be no assurance that any selling stockholder will receive shares of Class A common stock upon exchange of its notes.

(4) Because the selling stockholders may, pursuant to this prospectus, offer all or some portion of the shares they may acquire upon exchange of the Cox Enterprises notes, we cannot predict the amount or percentage of shares that will be held by the selling stockholders upon termination of any such sales. In addition, the selling stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Cox Enterprises notes and/or the underlying shares since the date on which they provided the information regarding their Cox Enterprises notes and shares in transactions exempt from the registration requirements of the Securities Act of 1933. See "Plan of Distribution." The selling stockholders may sell all, part or none of the shares listed in the table. The amounts listed in the table assume that each selling stockholder presents its notes to Cox Enterprises for exchange, receives shares of Class A common stock from Cox Enterprises and sells all of its shares of Class A common stock received in such exchange.

(5)  AIG SoundShore Holdings Ltd. holds 25,000 of our FELINE PRIDES.

(6) AIG SoundShore Opportunity Holding Fund Ltd. holds 13,550 of our FELINE PRIDES and call options covering 5,000 shares of the Class A common stock.

(7)  AIG  SoundShore  Strategic  Holding  Fund Ltd.  holds  10,850 of our FELINE
     PRIDES.

(8) The Allstate Corporation is the parent company of Allstate Insurance Company, which is the parent company of Allstate Life Insurance Company. Allstate Insurance Company holds $3,950,000 principal amount at maturity of our Convertible Senior Notes due 2021. Allstate Life Insurance Company holds $5,250,000 principal amount at maturity of our Convertible Senior Notes due 2021 and $5,100,000 principal amount at maturity of our 2% Exchangeable Senior Notes due 2021. Of the shares listed as beneficially owned prior to the offering, 46,663 shares of Class A common stock are beneficially owned by Allstate Insurance Company and 146,228 shares of Class A common stock are beneficially owned by Allstate Life Insurance Company. Of the shares listed as beneficially owned after the offering, 46,663 shares are issuable to Allstate Insurance Company and 62,020 shares are issuable to Allstate Life Insurance Company upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale registration statement. In addition, Allstate Insurance Company holds 44,000 of our FELINE PRIDES and 63,500 of our PRIZES. Allstate Life Insurance Company holds $5,000,000 principal amount of our 7.75% Notes due 2006, $12,500,000 principal amount of our 7.50% Notes due 2004, $10,000,000 principal amount of our 7.75% Notes due 2010, $12,850,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold) and 3,500 of our Premium PHONES.

(9) Of the shares listed as beneficially owned prior to and after the offering, 15,062 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement.

(10) Black Diamond Offshore Ltd. holds $3,397,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold).

(11) Of the shares listed as beneficially owned prior to and after the offering, 70,881 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement. In addition, D.E. Shaw Investments L.P. holds 10,000 of our FELINE PRIDES.

(12) Of the shares listed as beneficially owned prior to and after the offering, 283,524 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement. In addition, D.E. Shaw Valence, L.P. holds 217,500 of our FELINE PRIDES.

(13) Double Black Diamond Offshore LDC holds $15,742,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold).

(14) Of the shares listed as beneficially owned prior to and after the offering, 23,627 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement.

(15) Of the shares listed as beneficially owned prior to and after the offering, 85,057 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement. In addition, Granville Capital Corporation holds $114,650,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold), 42,400 of our FELINE PRIDES and put options covering 150,000 shares of the Class A common stock.

(16) Of the shares listed as beneficially owned prior to and after the offering, 850,572 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement. In addition, HighBridge International LLC holds 23,700 of our Premium PHONES and $104,500,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold).

(17) Of the shares listed as beneficially owned prior to and after the offering, 8,269 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement. In addition, HSBC Ttee Zola Managed Trust holds 51,000 of our FELINE PRIDES.

(18) LB Series Fund, Inc., Income Portfolio No. RF02 holds $7,500,000 principal amount of our 7.75% Notes due 2010.

(19) Lutheran Brotherhood holds $5,000,000 principal amount of our 6.40% Notes due 2008, 95,000 of our FELINE PRIDES and 70,000 of our PRIZES.

(20) Lutheran Brotherhood Income Fund holds $2,500,000 principal amount of our 7.75% Notes due 2010.

(21) Of the shares listed as beneficially owned prior to and after the offering, 15,357 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement. In addition, Lyxor MasterFund holds 51,000 of our FELINE PRIDES.

(22) Of the shares listed as beneficially owned prior to and after the offering, 50,207 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement.

(23) Of the shares listed as beneficially owned prior to and after the offering, 354,405 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement. In addition, R2 Investments LDC holds $52,000,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold) and 451,000 of our FELINE PRIDES.

(24) Of the shares listed as beneficially owned prior to and after the offering, 224,456 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement. Salomon Smith Barney Inc. is a market-maker in our Class A common stock and has performed various financial advisory and investment banking services from time to time for us and our affiliates, including acting as an initial purchaser of the Cox Enterprises notes.

(25) Of the shares listed as beneficially owned prior to and after the offering, 118,135 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement.

(26) Of the shares listed as beneficially owned prior to and after the offering, 8,269 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement.

(27) Van Kampen Harbor Fund is associated with Morgan Stanley & Co. Incorporated, one of the initial purchasers of the Cox Enterprises notes and of our Convertible Senior Notes due 2021. Morgan Stanley has also performed various financial advisory and investment banking services from time to time for us and our affiliates. In addition, the Van Kampen funds hold an aggregate of $4,750,000 principal amount of our 6.875% Notes due 2005 and $10,000,000 principal amount of our 7.25% debentures due 2015.

(28) Of the shares listed as beneficially owned prior to and after the offering, 38,630 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement.

(29) Of the shares listed as beneficially owned prior to and after the offering, 15,062 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement.

(30) Worldwide Transactions Ltd. holds $861,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold).

(31) Of the shares listed as beneficially owned prior to and after the offering, 17,720 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement.

(32) We may from time to time include additional selling stockholders and information about such selling stockholders' plans of distribution in future supplements to this prospectus, if required. The amounts provided assume that any other holders of Cox Enterprises notes, or any future transferees, pledgees, donees or successors of or from any such holders of Cox Enterprises notes, do not beneficially own any Class A common stock other than the Class A common stock deliverable upon exchange of the Cox Enterprise notes.

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